Exhibit 99.1

Keysight Technologies Announces Changes to Segment Reporting Structure
SANTA ROSA, Calif., Aug. 3, 2016 - Keysight Technologies, Inc. (NYSE: KEYS) today announced that it has changed the reporting of its segment results to align the company’s reporting segments with the company’s end markets and management reporting structure. Beginning in the third quarter of fiscal year 2016, the company will report operating results based on three segments: Communications Solutions Group, Electronic Industrial Solutions Group and Services Solutions Group.

The Communications Solutions Group serves customers spanning the worldwide commercial communications end markets, which includes internet infrastructure, and the aerospace, defense and government end markets. The group provides electronic design and test software, instruments, and systems used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.

The Electronic Industrial Solutions Group provides test and measurement solutions across a broad set of electronic industrial end markets, focusing on high-growth applications in the automotive and energy industries, and measurement solutions for consumer electronics, education and manufacturing, as well as semiconductor parametric testing, nano-positioning metrology and material science. The group provides electronic design and test software, instruments, and systems used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.

The Services Solutions Group provides repair, calibration and consulting services, and remarkets used Keysight equipment. The group serves the same markets as Keysight’s communications and electronic industrial solutions groups, providing industry-specific services to deliver complete Keysight solutions and help customers reduce their total cost of ownership for their design and test equipment. This segment was formerly reported as the company’s Customer Support and Services segment.

The company will announce its financial results for the third quarter on Aug. 17, and will report segment financial performance based on these three operating segments.

Historical Financial Information

Historical financial segment information under the new operating segment structure for the four quarters and the full year for fiscal years 2014 and 2015 and first half of fiscal 2016 is provided below. Additional segment information is available on the company’s website at investor.keysight.com. Keysight historical results in aggregate remain unchanged.

About Keysight Technologies

Keysight Technologies (NYSE: KEYS) is a global electronic measurement technology and market leader helping to transform its customers’ measurement experience through innovations in wireless, modular, and software solutions. Keysight’s electronic measurement instruments, systems, software and services are used in the design, development, manufacture, installation, deployment and operation of electronic equipment. The business had revenues of $2.9 billion in fiscal year 2015. Information about Keysight is available at www.keysight.com.

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Additional information about Keysight Technologies is available in the newsroom at www.keysight.com/go/news.

EDITORIAL CONTACT:
Amy Flores
+1 408 236 1594
amy_flores@keysight.com
INVESTOR CONTACT:
Jason Kary
+1 707 577 6916
jason.kary@keysight.com

Keysight Technologies, Inc.
Communications Solutions Group (CSG)
(Unaudited)

(in millions, except margins data)	FY2016
	Q1	Q2	Q3	Q4	Total
Net revenue	$440	$446			$886
Gross margin %	60.1%	61.1%			60.6%
Income from operations	$78	$84			$162
Operating margin %	17.7%	18.9%			18.3%
Segment assets	$1,744	$1,798

	FY2015
	Q1	Q2	Q3	Q4(a)	Total
Net revenue	$425	$436	$389	$453	$1,703
Gross margin %	58.4%	59.6%	59.9%	60.7%	59.7%
Income from operations	$77	$91	$72	$89	$329
Operating margin %	18.2%	20.9%	18.4%	19.8%	19.3%
Segment assets	$1,080	$1,093	$1,229	$1,779

	FY2014
	Q1	Q2	Q3	Q4	Total
Net revenue	$393	$432	$475	$467	$1,767
Gross margin %	58.0%	56.5%	56.6%	57.3%	57.1%
Income from operations	$62	$72	$93	$96	$323
Operating margin %	15.7%	16.8%	19.5%	20.5%	18.3%
Segment assets	$1,194	$1,224	$1,233	$1,225

(a) Beginning in the fourth quarter of fiscal year 2015, our results include the acquisition of Anite which was completed on August 13, 2015.

Segment data reflect the results of our reportable segments under Keysight's management reporting system which are not necessarily in conformity with GAAP financial measures. Net revenue for Communications Solutions Group excludes the impact of fair value adjustments to acquisition related deferred revenue balances for the Anite acquisition of $6 million for Q4'15, $5 million for Q1'16, and $4 million for Q2'16, respectively. Income from operations of our reporting segments exclude, among other things, charges related to the amortization of intangibles, share based compensation, restructuring and related costs, asset impairment, acquisition and integration costs, acquisition related fair value adjustments and separation and related costs.

Keysight Technologies, Inc.
Electronic Industrial Solutions Group (EISG)
(Unaudited)

(in millions, except margins data)	FY2016
	Q1	Q2	Q3	Q4	Total
Net revenue	$191	$193			$384
Gross margin %	57.2%	59.4%			58.3%
Income from operations	$38	$40			$78
Operating margin %	19.7%	20.9%			20.3%
Segment assets	$748	$770

	FY2015
	Q1	Q2	Q3	Q4(a)	Total
Net revenue	$181	$202	$175	$200	$758
Gross margin %	56.0%	58.8%	57.3%	59.5%	58.0%
Income from operations	$33	$45	$32	$48	$158
Operating margin %	18.3%	22.3%	18.5%	23.9%	20.9%
Segment assets	$497	$521	$555	$752

	FY2014
	Q1	Q2	Q3	Q4	Total
Net revenue	$181	$208	$181	$196	$766
Gross margin %	57.3%	61.4%	57.5%	58.5%	58.8%
Income from operations	$37	$59	$40	$49	$185
Operating margin %	20.5%	28.2%	22.3%	25.3%	24.2%
Segment assets	$518	$533	$510	$515

(a) Beginning in the fourth quarter of fiscal year 2015, our results include the acquisition of Anite which was completed on August 13, 2015.

Segment data reflect the results of our reportable segments under Keysight's management reporting system which are not necessarily in conformity with GAAP financial measures. Income from operations of our reporting segments exclude, among other things, charges related to the amortization of intangibles, share based compensation, restructuring and related costs, asset impairment, acquisition and integration costs, acquisition related fair value adjustments and separation and related costs.

Keysight Technologies, Inc.
Services Solutions Group (SSG)
(Unaudited)

(in millions, except margins data)	FY2016
	Q1	Q2	Q3	Q4	Total
Net revenue	$95	$96			$191
Gross margin %	39.6%	39.3%			39.4%
Income from operations	$13	$11			$24
Operating margin %	13.9%	11.2%			12.6%
Segment assets	$257	$267

	FY2015
	Q1	Q2	Q3	Q4	Total
Net revenue	$95	$102	$101	$103	$401
Gross margin %	42.0%	43.8%	42.7%	43.1%	42.9%
Income from operations	$14	$18	$20	$20	$72
Operating margin %	14.4%	18.2%	19.4%	19.5%	17.9%
Segment assets	$214	$225	$245	$265

	FY2014
	Q1	Q2	Q3	Q4	Total
Net revenue	$97	$103	$101	$99	$400
Gross margin %	46.3%	47.4%	46.4%	45.0%	46.3%
Income from operations	$19	$26	$25	$23	$93
Operating margin %	20.0%	25.0%	24.4%	23.0%	23.1%
Segment assets	$217	$219	$220	$236

Segment data reflect the results of our reportable segments under Keysight's management reporting system which are not necessarily in conformity with GAAP financial measures. Income from operations of our reporting segments exclude, among other things, charges related to the amortization of intangibles, share based compensation, restructuring and related costs, asset impairment, acquisition and integration costs, acquisition related fair value adjustments and separation and related costs.

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